UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 10, 2008
O’CHARLEY’S INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-18629	62-1192475

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3038 Sidco Drive
Nashville, Tennessee	37204

(Address of Principal Executive Offices)	(Zip Code)
(615) 256-8500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits

SIGNATURES
EXHIBIT INDEX
EX-10.1 Executive Employment Agreement between O’Charley’s Inc. and Gregory L. Burns dated March 10, 2008

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 10, 2008, O’Charley’s Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Gregory L. Burns, the Company’s Chairman of the Board, Chief Executive Officer and President. The Compensation and Human Resources Committee (the “Committee”) determined in August 2007 that the Company should have standard employment agreements with each of its senior officers, including Mr. Burns. The Company entered into executive employment agreements with each of Lawrence E. Hyatt, the Company’s Chief Financial Officer, Jeffrey D. Warne, the Company’s Concept President — O’Charley’s, and John R. Grady, the Company’s Concept President — Ninety Nine Restaurant & Pub, on November 6, 2007, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2007. The Committee worked with its independent compensation consultant and outside counsel in preparing the form of executive employment agreement and the specific terms of the Agreement with Mr. Burns. The Agreement with Mr. Burns incorporates the terms contained in the preexisting Amended and Restated Severance Agreement with Mr. Burns that addressed severance in the event of a change in control of the Company.
     The Agreement has an initial term expiring August 29, 2010 and automatically renews for successive one-year terms, unless either the Company or Mr. Burns provides written notice of termination at least 90 days before the expiration of the initial term or any one-year renewal term.
     The Agreement contains provisions under which Mr. Burns agrees to (i) refrain from competing with the Company during the term of his employment and for a period of 12 months following the termination of his employment; (ii) refrain from soliciting or attempting to induce any Company employee at the level of director or above to terminate his or her employment with the Company; and (iii) not disclose any of the Company’s trade secrets or confidential business or technical information. In partial consideration for Mr. Burns’ agreement to such terms, the Company will make severance payments to him in the event that his employment is terminated without cause (as defined in the Agreement) or he terminates his employment with good reason (as defined in the Agreement). If such a termination occurs, Mr. Burns will be entitled to a lump sum equal to two times his annual salary plus two times the average bonus for the three fiscal years preceding his termination; continuation of employee benefits for a period of 24 months, subject to certain limitations; any other unpaid benefits to which Mr. Burns is entitled under any plan, policy or program of the Company, including any bonus earned but not yet paid; accelerated vesting of any unvested time-based vesting equity awards granted under the Company’s equity incentive plans; and accelerated vesting of a percentage of unvested performance-based vesting equity awards based on the period of time that has elapsed under the performance period at the time of any termination.
     Consistent with the terms of his preexisting Amended and Restated Severance Agreement, in the event Mr. Burns is terminated within 24 months of a change in control of the Company other than for cause, death, disability, or retirement (each as defined in the Agreement), or if Mr. Burns terminates his employment following a change in control for good reason (as defined in the Agreement), Mr. Burns will receive as severance pay in a lump sum an amount equal to the sum of (i) three times his average base salary paid to him by the Company during the three calendar years preceding the change in control and (ii) three times the highest bonus compensation paid to him during any of the three calendar years preceding the change in control. If the lump sum severance payment, either alone or together with other payments which Mr. Burns has the right to receive, would be deemed to be a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the payment will be reduced to the largest amount as will result in no portion of the payment being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Mr. Burns will also be entitled to, in the event of such termination, continuation of health insurance benefits for 24 months, any other unpaid benefits to which Mr. Burns is entitled under any plan, policy or program of the Company, including any bonus earned but not yet paid, and accelerated vesting of any unvested equity awards granted under the Company’s equity incentive plans.
     The foregoing summary of the Agreement is qualified in its entirety to such Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits
     (d) Exhibits.

EX-10.1	Executive Employment Agreement between O’Charley’s Inc. and Gregory L. Burns dated March 10, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

O’CHARLEY’S INC.
By:	/s/ Lawrence E. Hyatt
Lawrence E. Hyatt
Chief Financial Officer, Secretary and Treasurer

Date: March 10, 2008